EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	Investor Relations contact:
Jeffrey P. Harris
Tel: 415-278-7933
investor_relations@gymboree.com

Media Relations contact:
Mark Mizicko
Tel: 415-278-7503
media_relations@gymboree.com

The Gymboree Corporation Reports Preliminary Fourth Quarter and Full
Year 2009 Results

San Francisco, Calif., March 10, 2010 – The Gymboree Corporation (NASDAQ: GYMB) today reported consolidated financial results for the fourth fiscal quarter and full year ended January 30, 2010.

Fourth Fiscal Quarter Ended January 30, 2010

For the fourth fiscal quarter, net sales were $299.6 million, an increase of 4% compared to $288.7 million in net sales for the fourth fiscal quarter of the prior year.  As previously reported, comparable store sales for the quarter decreased 2% versus the fourth quarter of the prior year.

Gross profit for the fourth fiscal quarter of 2009 was $140.0 million or 46.7% of net sales compared to $124.3 million or 43.0% of net sales for the fourth fiscal quarter of 2008.  Excluding the impact of the prior year $6.0 million write-off of merchandise inventories, gross profit increased 180 basis points.

SG&A expense for the fourth quarter was $86.4 million or 28.9% of net sales, compared to $80.6 million or 27.9% of net sales in the comparable quarter of the prior year.

Net income for the fourth quarter of fiscal 2009 was $33.2 million or $1.11 per diluted share, compared to net income of $29.5 million or $1.00 per diluted share for the same period last year.  The tax rate for the quarter was 38.6% versus 33.2% in the prior year.  The lower than normal tax rate last year was primarily due to tax planning efforts that resulted in higher foreign tax credits arising from foreign tax expense.

Fiscal Year 2009 ended January 30, 2010

Net sales for the 52-week period ended January 30, 2010, were slightly more than $1.0 billion, a 1% increase from the prior fiscal year. Comparable store sales for fiscal 2009 were down 4% compared to the prior year.

Operating income for the full fiscal year was up 10% to $163.6 million compared to $148.3 million in the prior fiscal year.  Operating margins increased 130 basis points to 16.1%.

For the full fiscal year ended January 31, 2010, net income was $101.9 million or $3.41 per diluted share, compared to net income of $93.5 million or $3.21 per diluted share in the prior year.

First Quarter Fiscal 2010 Business Outlook

Sales Expectations

For the first quarter of fiscal year 2010, the Company is planning for comparable store sales growth in the range of mid single digits.

Net Income

The Company expects net income for the first fiscal quarter of 2010 to be in the range of $0.90 to $0.94 per diluted share.

Tax Rate

The Company is planning for a tax rate of 39% to 41% for the first quarter of fiscal 2010.

Real Estate

During the first quarter, the Company plans to open 35 new stores consisting of 3 Gymboree stores, 6 Gymboree Outlets, and 26 Crazy 8 stores.

Management Presentation

The live broadcast of the discussion of fourth quarter and full fiscal year 2009 financial results and plans for fiscal 2010 will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, March 10, 2010. To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls, Webcasts & Presentations.” A replay of the call will be available two hours after the broadcast through midnight PT, Wednesday, March 17, 2010, at 800-642-1687 passcode 54961987.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of February 27, 2010, the Company operated a total of 960 retail stores: 629 Gymboree® stores (593 in the United States, 34 in Canada and 2 in Puerto Rico), 140 Gymboree Outlet stores, 119 Janie and Jack® shops and 72 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 655 franchised and Company-operated Play & Music® centers in the United States and 30 other countries.

Forward-Looking Statements

The foregoing financial information for the fourth fiscal quarter and year ended January 30, 2010, is unaudited and subject to quarter-end and year-end adjustment. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated sales growth, planned store growth, and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including high levels of unemployment and consumer debt, volatility in the financial markets, customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 31, 2009. These forward-looking statements reflect The Gymboree Corporation’s expectations as of March 10, 2010. The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree, Janie and Jack, Crazy 8, and Gymboree Play & Music are registered trademarks of The Gymboree Corporation.

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EXHIBIT A

THE GYMBOREE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and operating data)
(Unaudited)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009

Net sales:
Retail	$295,689	$284,828	$1,001,527	$987,859
Play & Music	3,872	3,893	13,384	12,819
Total net sales	299,561	288,721	1,014,911	1,000,678
Cost of goods sold, including buying and occupancy expenses	(159,520)	(164,465)	(535,005)	(524,477)
Gross profit	140,041	124,256	479,906	476,201
Selling, general and administrative expenses	(86,425)	(80,624)	(316,268)	(327,893)
Operating income	53,616	43,632	163,638	148,308
Other income	428	482	1,095	1,331
Income before income taxes	54,044	44,114	164,733	149,639
Income tax expense	(20,848)	(14,629)	(62,814)	(56,159)
Net income	$33,196	$29,485	$101,919	$93,480

Net income per share:
Basic	$1.16	$1.05	$3.55	$3.35
Diluted	$1.11	$1.00	$3.41	$3.21

Weighted average shares outstanding:
Basic	28,661	28,095	28,679	27,919
Diluted	30,016	29,398	29,855	29,154

Operating Data:
Stores Open at the Beginning of the Period	950	873	886	786
New Stores	8	15	72	105
Closed Stores	(5)	(2)	(5)	(5)
Stores Open at the End of the Period	953	886	953	886

Gross Store Square Footage	1,879,000	1,735,000	1,879,000	1,735,000
Merchandise Inventories per Square Foot	$64	$66	$64	$66

Supplemental Financial Information:
Depreciation and amortization	$9,839	$9,073	$37,302	$34,854
Interest income, net	$21	$535	$485	$1,482
Stock-based compensation	$5,669	$5,488	$18,462	$19,850

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 30,	January 31,
	2010	2009

Current Assets
Cash and cash equivalents	$257,672	$140,472
Accounts receivable	9,911	18,735
Merchandise inventories	121,133	114,972
Prepaid expenses and deferred taxes	19,778	19,704
Total current assets	408,494	293,883

Property and Equipment, net	205,461	204,227
Deferred Taxes and Other Assets	22,175	22,471

Total Assets	$636,130	$520,581

Current Liabilities
Accounts payable	$46,470	$44,400
Accrued liabilities	69,295	69,341
Income tax payable	5,381	102
Total current liabilities	121,146	113,843

Long-Term Liabilities
Lease incentives and other deferred liabilities	76,231	72,463

Stockholders' Equity	438,753	334,275

Total Liabilities and Stockholders' Equity	$636,130	$520,581